SUB-ITEM 77I(b)


SHORT TERM YIELD PORTFOLIO

Short Term Yield Portfolio (the "Fund") is a series of Master
Portfolio Trust (the "Registrant").  The Registrant filed the
Amendment on June 15, 2011 pursuant to Section 8(b) of the
Investment Company Act of 1940, as amended.






ULTRA SHORT OBLIGATIONS PORTFOLIO

Ultra Short Obligations Portfolio (the "Fund") is a series of
Master Portfolio Trust (the "Registrant"). The Registrant filed the Amendment on October 1, 2014 pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.